EXHIBIT 10.46

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is entered into as of February 25, 2004 (the “Effective Date”), by and between THOMAS ST. DENNIS (“Executive”) and WIND RIVER SYSTEMS, INC., a Delaware corporation (the “Company”).

WHEREAS, Executive served as President and Chief Executive Officer of the Company from September 1999 until June 24, 2003;

WHEREAS, in connection with his employment, the Company and Executive entered into that certain Executive Employment Agreement (the “Employment Agreement”) dated as of September 7, 1999, which Employment Agreement provided for, among other things, the provision of certain consulting services by Executive and the payment by the Company of certain consulting fees upon Executive’s termination of his employment for Good Reason (as defined therein);

WHEREAS, Executive is indebted to the Company in the aggregate amount of $2,010,034.14 as evidenced by that certain Secured Promissory Note dated as of September 7, 1999, in the original principal amount of $2,397,802 (the “Note”), which indebtedness is secured by 126,000 shares of the Company’s common stock (the “Collateral Shares”), as evidenced by that certain Investment Property Security Agreement dated as of September 7, 1999, by and between the Company and Executive (the “Security Agreement”);

WHEREAS, the Company and Executive desire to terminate the Employment Agreement and the consulting arrangement thereunder, provide for the forgiveness of the loan and terminate the Security Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

1.     TERMINATION OF CONSULTING ARRANGEMENT AND EMPLOYMENT AGREEMENT. Executive and the Company hereby agree that as of the Effective Date (a) the Consulting Services required by Section 6.6 of the Employment Agreement shall terminate and (b) the Consulting Period (as defined in Section 6.6(a) of the Employment Agreement) shall end. Executive hereby irrevocably waives his right to payment by the Company of any and all Consulting Fees (as defined in Section 6.6(c) of the Employment Agreement), regardless of whether such Consulting Fees have been accrued as of the Effective Date or may be payable under the Employment Agreement after the Effective Date. The parties further agree that the Employment Agreement is hereby terminated and shall have no further force or effect.

2.     FORFEITURE OF OUTSTANDING OPTIONS. Concurrently with the execution hereof, the outstanding stock options listed on Exhibit A (the “Stock Options”) and heretofore issued to Executive, including those Stock Options which are fully vested, are being assigned to the Company and shall hereafter be canceled. Executive represents and warrants to the Company that such Stock Options are being assigned to the Company free and clear of any and all liens and other encumbrances. Executive hereby forfeits all of his right, title and interest in and to such Stock Options.

3.    FORGIVENESS OF NOTE AND ASSIGNMENT OF COLLATERAL SHARES. The Company hereby forgives the remaining principal and accrued interest due under the Note, and, within ten days after the Effective Date, shall deliver to Executive the original Note marked “CANCELED”; provided, however, that the Note shall not be forgiven or canceled in the event Executive shall revoke the Release (as hereinafter defined) within seven days following the Effective Date. Concurrently with the execution of this Agreement, the Collateral Shares securing the obligations under the Note are being assigned to the Company, and Executive hereby forfeits all of his right, title and interest in and to such Collateral Shares. The parties further agree that the Security Agreement is hereby terminated and shall have no further force or effect. Executive acknowledges that such forgiveness shall be a taxable event to him and further acknowledges that he has consulted an attorney and/or financial advisor and is fully aware of the consequences of such forgiveness.

4.    VALUATION OF TRANSFERRED SHARES. The closing price of the Company’s common stock on February 24, 2004 ($9.23 per share), being the closing price on the day prior to the Effective Date of this Agreement, was used for the purposes of valuing the underlying shares of stock in connection with the assignment of the outstanding Stock Options and the Collateral Shares hereunder.

5.    ASSIGNMENT OF SPLIT DOLLAR LIFE INSURANCE POLICY. Within ten days after the Effective Date, the Company shall assign to Executive any and all rights and interests it has in and to that certain $2,500,000 split dollar life insurance policy (the “Life Insurance Policy”), and in connection therewith, the Company shall forgive the payment of approximately $121,000 that Executive would otherwise owe the Company in order to terminate the split dollar arrangement; provided, however, that the Life Insurance Policy shall not be assigned in the event Executive shall revoke the Release (as hereinafter defined) within seven days following the Effective Date. Executive acknowledges that such assignment shall be a taxable event to him and further acknowledges that he has consulted an attorney and/or financial advisor and is fully aware of the consequences of such assignment.

6.    TAX REIMBURSEMENT. The Company hereby agrees to reimburse Executive the full amount of any federal and state income taxes Executive shall actually pay in connection with the forgiveness of the Note (pursuant to Section 3 above) and the assignment of the Life Insurance Policy (pursuant to Section 5 above). An initial tax reimbursement shall be made by the Company within ten days following the Effective Date based upon an effective tax rate of 43%. Executive shall submit to the Company a statement of Executive’s final effective tax rate for the 2004 calendar year (the “Statement”) no later than January 31, 2005. Upon receipt of the Statement, the Company shall have fifteen business days to review and agree to or contest the tax rate used in such Statement (the “Review Period”). If the final effective tax rate agreed upon by both the Company and Executive (the “Effective Rate”) is greater than 43%, an additional reimbursement shall be made to Executive within ten days following the Review

Period with respect to the taxes paid in connection with the forgiveness of the Note and the assignment of the Life Insurance Policy. If the Effective Rate is lower than 43%, the Company agrees to waive the refund by Executive of any overpayment of Executive’s federal or state income taxes paid in connection with the forgiveness of the Note and the assignment of the Life Insurance Policy.

7.    RELEASE OF CLAIMS. Concurrently with the execution of this Agreement, Executive is executing and delivering a release, in the form attached hereto as Exhibit B (the “Release”), as a condition of Executive’s receipt of the benefits provided under this Agreement.

8.    CONTINUING OBLIGATIONS UNDER OTHER AGREEMENTS. Executive and the Company shall remain bound by that certain Proprietary Information and Inventions Agreement, dated September 7, 1999 (the “PIIA”) and that certain Indemnity Agreement, dated October 15, 1999 (the “Indemnity Agreement”). Nothing contained herein shall modify or affect the terms of the PIIA or the Indemnity Agreement.

9.    GENERAL PROVISIONS.

9.1    NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the signature page hereto (which address may be changed by written notice).

9.2    SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

9.3    WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.4    VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is the result of negotiations between Executive and the Company and it is executed by each without duress, knowingly and voluntarily, and with full appreciation of the rights and obligations being created and/or waived herein.

9.5    ACKNOWLEDGMENT OF LEGAL REPRESENTATION. The parties acknowledge that each has read this Agreement and each has been represented by legal counsel of its or his choice in connection with the preparation, negotiation and execution of this Agreement.

9.6    ENTIRE AGREEMENT. This Agreement, together with the Release, constitutes the entire agreement between Executive and the Company and supersede any prior agreement, promise, representation, or statement written or otherwise between Executive and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

9.7    COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

9.8    HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.9    SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

9.10    ARBITRATION. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco, California and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), under its then-existing Rules and Procedures. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such arbitration shall be entitled to recover his or its attorneys’ fees and costs.

9.11    GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

WIND RIVER SYSTEMS, INC.

/s/ JEFFREY LOEHR

Jeffrey Loehr Vice President of Human Resources

/s/ THOMAS ST. DENNIS

Thomas St. Dennis

Address:

Exhibit A

Outstanding Stock Options

Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
243,386	$16.000000	67,500	243,386	0	0	175,886	175,886
856,614	$16.000000	12,500	856,614	0	0	844,114	844,114
40,000	$36.375000	0	33,333	0	6,667	40,000	33,333
40,000	$36.375000	0	40,000	0	0	40,000	40,000
270,000	$14.990000	0	151,875	0	118,125	270,000	151,875
335,000	$ 5.000000	0	167,500	0	167,500	335,000	167,500

1,785,000		80,000	1,492,708	0	292,292	1,705,000	1,412,708

Exhibit B

Release

I understand that my position with Wind River Systems, Inc. (the “Company”) terminated effective June 24, 2003 (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will pay me certain benefits pursuant to the terms of the Separation Agreement, dated February 25, 2004, by and between myself and the Company (the “Agreement”), and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, stockholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to all claims for breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company.

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Date: Feb. 25, 2004

/s/ THOMAS ST. DENNIS

Thomas St. Dennis

Acknowledged and agreed this 25th day of February, 2004.

WIND RIVER SYSTEMS, INC.

/s/ JEFFREY LOEHR

Jeffrey Loehr Vice President of Human Resources